EXHIBIT 10.1


2002-2004 Long Term Incentive Award Agreement


     This Agreement, dated as of March 26, 2002 (the
"Agreement") is made by and between Crompton
Corporation (the "Corporation") and NAME LASTNAME
(the "Executive") of TOWN.

     WHEREAS, the Corporation has adopted the 1998
Long Term Incentive Plan (the "Plan") for the purpose of attracting, motivating and retaining key employees by offering them long term performance-based incentives and an opportunity to acquire ownership of shares of the Corporation's common stock;

     WHEREAS, the Corporation and the Executive are parties to a 2001-2002 Long Term Performance Award
Agreement, dated January 31, 2001, which they wish to amend, effective March 26, 2002; and

     WHEREAS, the Corporation wishes to offer the Executive the opportunity to earn shares of the common stock of the Corporation during the period
January 1, 2002, to December 31, 2004;
NOW, THEREFORE, the Executive, a key employee of the Corporation, and the Corporation hereby agree as follows:

     1.   Effective March 26, 2002, the 2001-2002
          Long Term Performance Award Agreement between
          The Corporation and the Executive, dated
          January 31, 2001, is hereby amended to
          delete in their entirety sections 2, 3(a), 4, 5 and 6.

     2. During the Performance Period (as defined in Subsection 3(a) hereof), the Executive is granted the opportunity to earn a maximum of TOTMAX shares of the common stock of the Corporation.
          The actual number of such shares earned by the Executive, if any, is hereinafter called the "Performance Award".

     3.   Definitions

          For purposes of this Agreement, the following terms shall have the following meanings:

       (a)  "Performance Period" shall mean the period January
            1, 2002, to December 31, 2004.

       (b) "Retirement" shall mean retirement from active employment with the Corporation or a subsidiary of the Corporation occurring on or after the Executive's sixty-second (62nd) birthday.

       (c) "Cause" shall mean (i) the Executive's willful and continued failure to substantially perform assigned duties with the Corporation or its subsidiary corporations (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination for Good Reason), after a demand for substantial performance is delivered to the Executive by the Board of Directors of the Corporation by which the Executive is employed (the "Board"), specifically identifying the manner in which the Board believes that the duties have not been substantially performed, or (ii) the Executive's willful conduct which is demonstrably and materially injurious to the Corporation or any subsidiary corporation by which the Executive is employed. For purposes of this subsection 3(d), no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Corporation and the subsidiary corporation, if any, by which the Executive is employed.

       (d) "Good Reason" shall mean (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by any employment agreement between the Executive and the Corporation or a subsidiary of the Corporation, or any other action by the Corporation or the subsidiary corporation, if any, by which the Executive is employed which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Corporation or such subsidiary corporation promptly after receipt of notice thereof given by the Executive;
            (ii) any failure by the Corporation or the subsidiary corporation, if any, by which the Executive is employed to comply with any of the provisions of any employment agreement between the Executive and the Corporation or such subsidiary corporation, other than an insubstantial and inadvertent failure which is remedied by the Corporation or such subsidiary corporation promptly after receipt of notice thereof given by the Executive; (iii) any change not concurred in by the Executive in the location of the office at which the Executive is principally based on the date hereof, except for travel reasonably required in the performance of the Executive's responsibilities and substantially consistent with prior business travel obligations of the Executive; or (iv) any purported termination by the Corporation or the subsidiary corporation, if any, by which the Executive is employed of the Executive's employment otherwise than as permitted by any employment agreement between the Executive and the Corporation or such subsidiary corporation.

       (e) "Change in Control" shall have the meaning set forth in Section 10 of the Crompton Corporation 1998 Long
            Term Incentive Plan (the "Plan").

       (f) "Fair Market Value" shall have the meaning set forth in Section 2 (j) of the Plan.

     4.   Performance Award

          There shall be four equally weighted, performance objectives used to determine the amount of the Performance Award, if any, earned by the Executive, as follows:

       (a)  Earnings Per Share ("EPS") Objective

            This objective shall be the achievement by the Corporation of a cumulative EPS for the Performance Period of not less than $2.00 per common share.

            The following table shows that portion of the Performance Award that may be earned by the Executive based on the cumulative EPS achieved by the Corporation during the Performance
            Period at three different levels:

                          Threshold     Target       Maximum
     Cumulative EPS         $2.00        $2.31        $2.62


     Performance Award     THRESHHOLD    TARGET       MAXIMUM
     Earned

            The actual number of shares, if any,
            earned by the Executive shall be based
            upon the cumulative EPS achieved by the
            Corporation during the Performance Period, and except in the event that cumulative
            EPS for the Performance Period is equal to an amount shown in the above table, shall be determined by interpolation from the values shown in the table.

       (b)  Stock Price Appreciation Objective:

            This objective shall be the achievement by the Corporation of a fourth quarter 2004 average daily closing stock price of not less than $16.83 per common share.

            The following table shows that portion of the Performance Award that may be earned by the Executive based on the fourth quarter 2004 average daily closing stock price at three different levels.

                          Threshold   Target   Maximum
 AVG Stock
 Price for                  $16.83    $18.70   $20.40
 4Qtr 2004

 Performance
 Award Earned             THRESHHOLD  TARGET   MAXIMUM


            The actual number of shares, if any,
            earned by the Executive shall be based
            upon the average daily closing stock price during the fourth quarter of 2004, and except in the event that such price for the fourth quarter 2004 is equal to an amount shown in the above table, shall be determined by interpolation from the values shown in the table.

       (c)  Cash Flow-Debt Reduction Objective:

            This objective shall be the achievement by the Corporation of a debt level on the last day of the Performance Period of not more than $1,125 million.

            The following table shows that portion of the Performance Award that may be earned by the Executive based on the debt level on the last day of the Performance Period at three different levels:

                       Threshold      Target     Maximum

          Debt Level    $1,125MM      $1,037MM    $949MM

          Performance
          Award         THRESHHOLD    TARGET     MAXIMUM
          Earned

            The actual number of shares, if any, earned by the Executive shall be based upon the debt level on the last day of the Performance Period, and except in the event that the debt level on the last day of the Performance Period is equal to an amount shown in the table above, shall be determined by interpolation from the values shown in the table.

       (d)  Cash Flow-Portfolio Restructuring Objective:

            This objective shall be the achievement by the Corporation of a minimum of $100MM in pre-tax sale proceeds from divested assets during the Performance Period.

            The following table shows that portion of the Performance Award that may be earned by the Executive based on the pre-tax proceeds from the sale of divested assets during the Performance Period at three different levels.

                        Threshold      Target    Maximum
          Proceeds
          From           $100MM        $175MM     $250MM
          Divested
          Assets

          Performance
          Award        THRESHHOLD     TARGET    MAXIMUM
          Earned

            The actual number of shares, if any, earned by the Executive shall be based on the actual amount of pre-tax sale proceeds from divested assets during the Performance Period, and except in the event that the amount of such proceeds is equal to an amount shown in the above table, shall be determined by interpolation from the values shown in the table.

     5.   Payment of Performance Award

          Except as otherwise provided in Section 6(b) hereof, any Performance Award earned by the Executive shall be paid to the Executive on January 1, 2005.

          Any Performance Award earned by the Executive hereunder shall be payable in shares, or, in the Corporation's sole discretion, in the cash equivalent of the Fair Market value of such shares, on the date payable.

     6.   Termination of Employment During Performance Period

       (a)  If the Executive's employment with the
            Corporation or a subsidiary of the Corporation terminates during the Performance Period because of death, disability or Retirement, the Organization, Compensation and Governance Committee of the Board (the "Committee") may, in its sole discretion, make a pro rata Performance Award to the Executive.

       (b) If, following a Change in Control occurring after the date of this Agreement, the Executive's employment with the Corporation or its successor (or a subsidiary of the Corporation or its successor) is terminated during the Performance Period by the Executive for Good Reason or by the corporation by which the Executive is employed other than for Cause, the Executive shall become immediately vested in, and shall be promptly paid the maximum
            Performance Award that the Executive was eligible to earn hereunder as specified in
            Section 2 above.

       (c) In the event that the Executive's employment with the Corporation or its successor (including any subsidiary of the Corporation or its successor) terminates during the Performance Period for any reason other than as specified in subsections 6(a) and 6(b) hereof, the Executive shall not be entitled to receive a Performance Award.

     7.   Termination of Agreement

          This Agreement shall terminate and no Performance Award may be earned hereunder in the event that, prior to a Change in Control having occurred, on the last day of any fiscal accounting period occurring during the Performance Period:

       (a) the Leverage Ratio (as defined in the Five Year Credit Agreement dated as of October 28, 1999, as amended on December 21, 2001 ("the Five Year Credit Agreement")) of the Corporation exceeds the Applicable ratio set out in Section 5.07(a) of the Five Year Credit Agreement; or

       (b) the Interest Coverage Ratio (as defined in the Five Year Credit Agreement) of the Corporation for the four-fiscal quarter period then ending is less than the applicable ratio set out in
            Section 5.07(b) of the Five Year Credit Agreement.

     8.   Certain Further Payments by the Corporation

          In the event that any award paid or distributed to the Executive pursuant to this Agreement (taken together with any amounts otherwise paid or distributed to the Executive in connection with a change of control referred to in Section 280G(b)(i)) is subject to an excise tax under
          Section 4999 of the Code or any successor or similar provision thereto (the "Excise Tax"), the Corporation shall pay to the Executive an additional amount such that, after taking into account all taxes (including federal, state, local and foreign income, excise and other taxes) incurred by the Executive on the receipt of such additional amount, the Executive is left with the same after-tax amount the Executive would have been left with had no Excise Tax been imposed.

     9.   At Will Employment

          This Agreement does not alter the "at will" nature of the Executive's employment, which employment may be terminated at any time by the Executive or the Corporation by which the Executive is employed.

     10.  Successors

          This Agreement shall be binding upon and may be enforced by the Executive against any successor to the Corporation.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                        CROMPTON CORPORATION


                        By:
                              Vincent A. Calarco
                       Its:   Chairman, President and CEO




                                        NAME  LASTNAME
                                          Executive